Exhibit 99.1

National Bank Holdings Corporation Appoints New Board Director

Company Release – June 15, 2016

GREENWOOD VILLAGE, Colo., - (PR Newswire) - National Bank Holdings Corporation (NYSE: NBHC) announced today that its Board of Directors appointed Art Zeile as a director of the Company, effective July 1, 2016.  Mr. Zeile will also serve as a member of the Board’s Audit & Risk Committee and Nominating & Governance Committee.

Mr. Zeile is a successful entrepreneur, most recently as the CEO and co-founder of HOSTING, a pioneer in the cloud hosting space. Mr. Zeile has extensive experience in telecommunications, internet, datacenter and security technologies, with a particular focus on cybersecurity. He currently serves as a member of the University of Delaware Cyber Security Initiative (UDCSI) Advisory Council. Mr. Zeile also served in the U.S. Air Force.

Tim Laney, the Company’s Chairman, President and Chief Executive Officer, said, “We are  very fortunate to have Art join our Board. Art’s strong cybersecurity and entrepreneurial background brings an important and invaluable element to our Board and our entire organization, particularly given the ever-increasing focus on cybersecurity.”

Ralph Clermont, Lead Director of the Company’s Board of Directors, added, “In addition to his cybersecurity experience, Art’s strong governance and M&A experience will add value to our Board.”

“I am looking forward to joining the great group of people behind National Bank Holdings Corporation and helping it continue on its road to success,” Zeile said.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high-quality client service and committed to shareholder results. National Bank Holdings Corporation operates a network of 90 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado, and Hillcrest Bank in Texas. More information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: bankmw.com,  cobnks.com,  hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Bank Midwest: facebook.com/bankmw,  twitter.com/bank_mw,  instagram.com/bankmw;

Community Banks of Colorado: facebook.com/cobnks,  twitter.com/cobnks,  instagram.com/cobnks;

Hillcrest Bank: facebook.com/hillcrestbank,  twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

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Contact:

Analysts/Institutional Investors:
Brian Lilly, 720-529-3315
Chief Financial Officer; Chief of M&A and Strategy
blilly@nationalbankholdings.com

or

Media:
Whitney Bartelli, 816-298-2203
Chief Marketing Officer
whitney.bartelli@nbhbank.com

Source: National Bank Holdings Corporation